FOR IMMEDIATE RELEASE	Contacts:
Investors: Michael Weitz 203-352-8642
Media: Tara Carraro 203-352-8625

WWE® Reports 2013 Fourth Quarter and Full Year Results

STAMFORD, Conn., February 20, 2014 - WWE (NYSE:WWE) today announced financial results for its fourth quarter ended December 31, 2013. Revenues totaled $118.4 million as compared to $115.1 million in the prior year quarter. Operating loss was $12.2 million as compared to income of $2.6 million in the prior year quarter. Net loss was $7.9 million, or $0.10 per share, as compared to income of $0.6 million, or $0.01 per share, in the prior year quarter. OIBDA in the fourth quarter 2013 decreased to a $5.6 million loss from income of $8.5 million in the prior year quarter.
The decline in OIBDA and Operating income was primarily attributable to increased investment in staffing, talent and marketing to support our strategic content initiatives, including the launch of WWE Network. Lower sales of new DVD releases and a corresponding shift in product mix to lower priced catalog titles, as well as compressed television production margins that derived from changes in the mix of programming also contributed to the year-over-year decline.
“During the past year, we laid the foundation for future growth and enhanced our brand strength,” stated Vince McMahon, Chairman and Chief Executive Officer. “We have now announced the renewal of our television distribution agreement in the U.K., are continuing the negotiations regarding our domestic content, and are poised to launch our global WWE Network in the next few days. With preparations for WrestleMania 30 fully underway, we look forward to celebrating our enduring legacy and ushering in a new era as we blaze new trails in the media industry.”
“As we prepared to transform our business, we invested in content production and talent. Although our earnings declined in 2013, our performance was in-line with our guidance, which targeted a range of OIBDA results, excluding film impairments, of $40 million to $50 million,” added George Barrios, Chief Strategy & Financial Officer.  “Regarding our domestic TV licensing agreements, we are now engaged with potential partners after exiting our exclusive negotiating period with NBCU. Based on our analysis of the value of comparable programs and our extensive research regarding consumer interest in WWE Network, we continue to believe that we can double or triple our 2012 OIBDA results of $63 million by 2015.”

Comparability of Results
For the full year 2013, OIBDA results included $11.7 million in film impairment charges primarily related to the Company’s 2010-2012 film release slate, and an approximate $3.4 million positive impact from the transition of the Company's video game business to a new licensee in 2013. For the full year ended 2012, OIBDA results included $1.2 million in film impairment charges, and net income included a $4.1 million benefit due to the recognition of previously unrecognized tax benefits. For the fourth quarter 2012, OIBDA results included a $0.5 million in film impairment charges. In order to facilitate an analysis of financial results on a comparable basis, where noted, fourth quarter and full year results have been adjusted to exclude these items. (See Schedule of Adjustments in Supplemental Information).

Three Months Ended December 31, 2013 - Results by Region and Business Segment
Revenues of $118.4 million increased 3% from the prior year quarter based on growth in international markets. Revenues from outside North America grew 12%, or $3.4 million, driven by the impact of scheduling three additional events in international markets, stronger performance of our live event tours, and contractual increases in international television agreements. These factors more than offset lower sales of licensed consumer products. North American revenues were essentially unchanged from the prior year quarter as revenue from the release of Christmas Bounty, a made-for TV movie, and the timing impact of an additional pay-per-view event during the quarter were offset by lower home entertainment sales and the impact to television rights from one less episode of Raw.
The following tables reflect net revenues by region and by segment (in millions):

	Three Months Ended
	December 31, 2013	December 31, 2012
Net Revenues By Region:
North America	$87.5	$87.6
Europe/Middle East/Africa (EMEA)	21.0	19.1
Asia Pacific (APAC)	7.7	7.0
Latin America	2.2	1.4
Total net revenues	$118.4	$115.1

	Three Months Ended
	December 31, 2013	December 31, 2012
Net Revenues By Segment:
Live and Televised Entertainment	$87.6	$82.0
Consumer Products	14.1	20.4
Digital Media	11.7	12.1
WWE Studios	5.0	0.6
Total net revenues	$118.4	$115.1

Live and Televised Entertainment
Revenues from our Live and Televised Entertainment businesses increased 7% to $87.6 million primarily due to the timing of an additional pay-per-view event (4 vs. 3 in the prior year quarter), the staging of three additional live events, and changes in the mix of live events.

•
Live Event revenues increased 9% to $25.4 million from $23.3 million in the prior year quarter primarily due to staging three additional events in international markets that in aggregate garnered a higher average ticket price in the current year quarter.

•
There were 78 total events, including 52 events in North America and 26 events in international markets, in the current quarter as compared to 75 events in the prior year quarter, including 52 events in North America and 23 in international markets.

•
North American live event revenue of $13.8 million was essentially unchanged from the prior year quarter, as a 4% increase average attendance to approximately 5,900 fans was offset by a reduction in live event sponsorship sales. The average realized ticket price of $44.59 also remained essentially unchanged from the prior year quarter.

•
International live event revenue increased 23% to $11.6 million from $9.4 million in the prior year quarter. The growth reflected the impact of staging three additional events in the quarter. Additionally, changes in venue mix contributed to both an increase in average ticket price and a partially offsetting decline in average attendance. The average ticket price rose 17% to $81.98 as the current year quarter included three events in Abu Dhabi, an international market that has historically garnered higher ticket prices. Average international attendance declined 7% to 5,200.

•
Pay-Per-View revenues were $15.7 million as compared to $13.0 million in the prior year quarter primarily due to the production of four pay-per-view events in the current quarter as compared to three in the prior year quarter. Revenue for the events held in both the current and prior year quarter increased 2% based on a comparable increase in pay-per-view buys. The average revenue per buy for these events was essentially unchanged from the prior year.

The details for the number of buys (in 000s) are as follows:

		Three Months Ended
Broadcast Month	Events (in chronological order)	December 31, 2013	December 31, 2012

October	WWE Battleground	114	—
October	Hell in a Cell	228	199
November	Survivor Series	177	208
December	WWE TLC	181	175

Prior events		82	70
Total		782	652

•
Television revenues increased 2% to $41.3 million from $40.6 million in the prior year quarter primarily due to the production and monetization of Total Divas, a new program, which debuted in July 2013, as well as contractual increases for existing programs licensed in international markets. These increases were partially offset by the timing of one less episode of Raw in the U.S. (due to one less Monday in the fourth quarter of 2013 as compared to the fourth quarter 2012).

•
Venue Merchandise revenues were $3.4 million as compared to $3.8 million in the prior year quarter reflecting a 17% decline in merchandise sales per capita at our North American events due in part to the mix of products and timing of new merchandise offers.

Consumer Products
Revenues from our Consumer Products businesses decreased 31% to $14.1 million from $20.4 million in the prior year quarter, primarily due to declines in the Company's home entertainment business and toy licensing as described below.

•
Home Entertainment net revenues were $5.0 million as compared to $9.6 million in the prior year quarter. The decrease was driven by a 33% decline in the average price per unit to approximately $8 due, in part, to a higher proportion of catalog sales than in the prior year quarter. This shift derived from changes at retail, including reduced space for DVD inventory and demand for lower priced product. Shipments of catalog titles increased 51% and accounted for 57% of total unit shipments compared to 35% in the prior year quarter. Based on the sustained increase in catalog shipments, which historically have been characterized by lower sell-through rates, estimated returns increased to 51% from 37% of gross revenue. Also contributing to the decline in net home entertainment revenue, overall shipments fell 8% to 1.1 million with two fewer releases in the quarter (9 in Q4 2013 vs. 11 in Q4 2012).

•
Licensing revenues declined 14% to $7.2 million from $8.4 million in the prior year quarter primarily due to reduced sales of toy products in the U.S. and international markets. Despite the fourth quarter decline, domestic retail toy sales increased for the full year and WWE maintained its position with the second highest selling action figure property in the U.S. market. In late 2013, the Company launched a new line of construction toys, a segment of the toy category that has demonstrated strong growth over the last several years. Royalties from the sale of video game and apparel products were essentially flat to the prior year quarter, as modest growth in the U.S. was offset by lower sales in international markets.

•	Magazine publishing net revenues were $1.3 million as compared to $1.7 million in the prior year quarter, reflecting lower newsstand sales in the current year quarter.
Digital Media
Revenues from our Digital Media related businesses were $11.7 million as compared to $12.1 million in the prior year quarter.

•
WWE.com revenues were $5.7 million as compared to $6.2 million in the prior year quarter with lower aggregate sales of digital content. Key digital metrics such as unique visitors to the Company's website and mobile app as well as average monthly page views increased from the prior year quarter.

•
WWEShop revenues were $6.0 million as compared to $5.9 million in the prior year quarter reflecting a comparable percentage increase in revenue per order to $47.88. The volume of online merchandise sales remained essentially unchanged at approximately 124,300 orders.

WWE Studios
WWE Studios recognized revenue of $5.0 million as compared to revenue of $0.6 million in the prior year quarter primarily due to the performance and timing of results from the Company’s portfolio of movies. The fourth quarter 2013 reflected revenue from Christmas Bounty, a made-for-TV movie that aired in November 2013, and to a lesser extent, revenue from The Call (starring Halle Berry), which was released theatrically in March 2013. Although four movies were released during 2012, these releases had limited impact on revenue recognized in the fourth quarter of that year. WWE Studios' movie portfolio generated income of $0.1 million in the quarter compared to a loss of $1.2 million in the prior year quarter, which included $0.5 million in film impairment charges. Excluding the impact of film impairment charges, the WWE Studios' movie portfolio contributed to essentially break-even results in the current year as compared to a loss of $0.7 million in the prior year quarter.
Unallocated SG&A
Unallocated SG&A expense was $35.1 million for the current year quarter as compared to $32.0 million in the prior year quarter. The 10% increase was primarily due to increased marketing, recruiting and relocation expenses to support the Company’s brands and key initiatives. A $1.0 million increase in salary was offset by a year-over-year reduction in accrued management incentive compensation.
Operating Income Before Depreciation and Amortization (OIBDA)
OIBDA declined $14.1 million to a loss of $5.6 million primarily due to lower results from the Company’s home entertainment, licensing and television operations as well as sustained investment to support our content initiatives. Profits from home entertainment declined $3.5 million reflecting lower sales of new releases and a shift in product mix to lower priced catalog titles. Profits from the Company’s licensing business declined $2.9 million with lower sales of toy products in both domestic and international markets. Profits from the Company’s television operations declined $3.2 million reflecting changes in the mix of programming as well as increased production costs. Salary expense increased approximately $2.7 million with a 9% increase in headcount, talent expense increased $2.2 million and marketing expense increased nearly $1 million predominantly to support our strategic initiatives and brand strength.

Partially offsetting these factors, the quarter’s results were favorably impacted by a year-over-year reduction in accrued management incentive compensation and increased profits from the timing of an additional pay-per-view event.

Based on the increased investment and changes in business mix, WWE's OIBDA margin was a negative 5% in the quarter as compared to 7% in the prior year quarter. Excluding the impact of film impairments, Adjusted OIBDA declined $14.6 million to a loss of $5.6 million and the Adjusted OIBDA margin was a negative 5% as compared to 8% in the prior year quarter. (See Schedules of Adjustments in Supplemental Information).
Depreciation and amortization
Depreciation and amortization expense totaled $6.6 million for the current year quarter as compared to $5.9 million in the prior year quarter. The increase in depreciation and amortization expense derived from investment in assets to support the Company's content initiatives, including efforts to launch WWE Network.
Investment Income, Interest and Other Income, Net
Investment income, interest and other income, net yielded income of $0.3 million in the current year quarter compared to expense of $0.2 million in the prior year quarter.
Effective tax rate
The current year quarter's effective tax rate was 34% versus the prior year tax rate of 75%. The tax rate in the fourth quarter of 2012 was adversely impacted by $0.4 million of additional tax expense as a result of differences between estimated and actual full year taxable income. Additionally, the fourth quarter of 2012 tax rate reflected a $0.2 million increase in unrecognized tax benefits and $0.2 million to provide for dividends from a foreign subsidiary. In total, these items were responsible for 33 percentage points of the prior year quarter's 75% effective tax rate.
Summary Results for the Year Ended December 31, 2013
Total revenues for the year ended December 31, 2013 were $508.0 million as compared to $484.0 million in the prior year. Operating income for the current year was $5.9 million versus $43.2 million in the prior year. Net income was $2.8 million, or $0.04 per share, as compared to $31.4 million, or $0.42 per share, in the prior year. OIBDA was $30.4 million for the current year as compared to $63.2 million in the prior year.
Excluding items that impacted comparability on a year-over-year basis, Adjusted Operating income was $14.2 million compared to $44.4 million in the prior year, Adjusted OIBDA was $38.7 million as compared to $64.4 million and Adjusted Net income was $8.2 million, or $0.11 per share, compared to $28.1 million, or $0.38 per share, in the prior year.
Year Ended December 31, 2013 - Results by Region and Business Segment
Revenues increased 5% to $508.0 million driven by growth in North America, which was primarily from the licensing of new television and digital content, improved performance of our live events, and the timing of our movie releases. Revenues from outside North America declined less than 2% as lower sales of consumer products more than offset contractual increases in our international television agreements. Changes in foreign exchange rates also reduced current year revenue by approximately $1 million.

The following tables reflect net revenues by region and by segment (in millions):

	Year Ended
	December 31, 2013	December 31, 2012
Net Revenues By Region:
North America	$391.7	$365.9
Europe/Middle East/Africa	72.4	70.7
Asia Pacific	37.3	37.1
Latin America	6.6	10.3
Total net revenues	$508.0	$484.0

	Year Ended
	December 31, 2013	December 31, 2012
Net Revenues By Segment:
Live and Televised Entertainment	$382.3	$353.8
Consumer Products	76.4	87.8
Digital Media	38.5	34.5
WWE Studios	10.8	7.9
Total net revenues	$508.0	$484.0
Live and Televised Entertainment
Revenues from our Live and Televised Entertainment businesses were $382.3 million for the current year as compared to $353.8 million in the prior year, representing an increase of 8%.

	Year Ended
	December 31, 2013	December 31, 2012
Live events	$111.5	$103.7
Venue merchandise	19.4	18.8
Pay-per-view	82.5	83.6
Television rights fees	160.9	139.5
Other	8.0	8.2
Total	$382.3	$353.8

Consumer Products
Revenues from our Consumer Products businesses were $76.4 million for the current year as compared to $87.8 million in the prior year, representing a decrease of 13%.

	Year Ended
	December 31, 2013	December 31, 2012
Licensing	$43.6	$46.3
Home entertainment	24.3	33.0
Magazine publishing	5.7	6.0
Other	2.8	2.5
Total	$76.4	$87.8
Digital Media
Revenues from our Digital Media related businesses were $38.5 million as compared to $34.5 million in the prior year, representing an increase of 12%.

	Year Ended
	December 31, 2013	December 31, 2012
WWE.com	$23.0	$19.7
WWEShop	15.5	14.8
Total	$38.5	$34.5
WWE Studios
During the current year, WWE Studios recognized revenue of $10.8 million as compared to $7.9 million in the prior year, reflecting the timing of results generated by the Company's portfolio of movies. In November 2013, the Company released Christmas Bounty, a made-for-TV film. Additionally, five other films were released in the current year (12 Rounds 2: Reloaded, No One Lives, Dead Man Down, The Call and The Marine 3: Homefront) versus four in the prior year.

Based on revised ultimate expectations for the Company's movies, film impairment charges increased to $11.7 million in the current year compared to $1.2 million in the prior year. Impairments were primarily related to the Company's 2010-2012 film slate, as well as Dead Man Down, which was released earlier in 2013. As a result, WWE Studios generated a loss of $12.7 million compared to a loss of $5.5 million in the prior year. Excluding the impact of film impairment charges, the WWE Studios' movie portfolio generated an adjusted loss of $1.0 million compared to an adjusted loss of $4.3 million in the prior year.
Unallocated SG&A
Unallocated SG&A expenses were $125.1 million in the current year as compared to $116.7 million in the prior year. The rise in expense was driven by an increase in salary and benefit costs of $5.2 million, consulting and professional fees of $3.3 million, marketing expenses of $1.9 million, and talent development costs, which were primarily to support the Company's content related initiatives, including the launch of WWE Network. These items were partially offset by a $3.2 million reduction in accrued management incentive compensation and a $2.5 million reduction in bad debt expense.

Operating Income Before Depreciation and Amortization (OIBDA)
OIBDA was $30.4 million in the current year as compared to $63.2 million in the prior year. The decline in OIBDA was primarily due to a $10.8 million reduction in profits from the Pay-Per-View business reflecting increased production costs, a $10.5 million increase in film impairment charges primarily associated with the Company's 2010-2012 film slate and the current year release of Dead Man Down, a $5.2 million increase in compensation and benefit costs, and lower results from Home Entertainment. These items more than offset the increased monetization of our content licensing on broadcast and digital platforms and the strong performance of the Live Event business. Based on the impact of film impairments, increased investment and resulting changes in business mix, the Company's OIBDA margin was 6% in the current year as compared to 13% in the prior year. Excluding the impact of film impairments and video game transition, Adjusted OIBDA was $38.7 million in the current year as compared to $64.4 million in the prior year, and the Adjusted OIBDA margin was 8% in the current year as compared to 13% in the prior year. (See Schedules of Adjustments in Supplemental Information).
Depreciation and amortization
Depreciation and amortization expense totaled $24.5 million for the current year as compared to $20.0 million in the prior year. The increase in depreciation and amortization expense derived from investment in assets to support the Company's content initiatives, including efforts to launch WWE Network.
Investment Income, Interest and Other Income, Net
Investment income, interest and other income, net yielded expense of $1.3 million in the current year as compared to $0.5 million in the prior year as investment income, net declined by $0.8 million due to lower average balances of cash and short term investments. Interest expense and other expense were essentially unchanged from the prior year.
Effective tax rate
The effective tax rate was 40% in the current year as compared to 26% in the prior year. The prior year effective tax rates were positively impacted by the recognition of previously unrecognized tax benefits, primarily related to the settlement of several audits including the State of Connecticut, the IRS and other state and local jurisdictions.
Cash Flows & Liquidity
Net cash generated by operating activities was $23.8 million for the year ended December 31, 2013 as compared to $63.0 million in the prior year. This $39.2 million decrease was driven by the decline in operating performance and changes in working capital, including an $11.0 million increase in the annual payout of management incentive compensation related to the Company’s previous year performance, increased spending on television production assets, and timing differences in the collection of receivables, that negatively impacted current year cash flow as compared to the prior year.
The Company completed the purchase of a corporate aircraft and made related aircraft improvements for $30.9 million. The Company utilized debt financing for this purchase. Excluding the purchase of the corporate aircraft, purchases of property and equipment and other assets declined by $8.9 million primarily due to lower current year investment in assets to support the creation and distribution of new content, including through WWE Network.
As of December 31, 2013, the Company held $109.4 million in cash and short-term investments and estimates debt capacity under the Company's revolving line of credit to be approximately $83 million.
Additional Information
Additional key performance indicators are made available to investors on a monthly basis on our corporate website - corporate.wwe.com.

Note: As previously announced, the Company’s Chairman & CEO, Vincent K. McMahon, and the Company’s Chief Strategy & Financial Officer, George Barrios, will host a conference call on February 20, 2014 beginning at 11:00 a.m. ET to discuss the Company's earnings results for the fourth quarter and full year of 2013.
All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s web site at ir.corporate.wwe.com. Participants can access the conference call by dialing 1-800-697-5978 (US Toll Free) or 1-630-691-2750 using the passcode 6775847. Please reserve a line 10-15 minutes prior to the start time of the conference call.
WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE programming is broadcast in more than 150 countries and 30 languages and reaches more than 650 million homes worldwide. The company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Mexico City, Miami, Mumbai, Shanghai, Singapore, Munich and Tokyo. Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.
Trademarks: All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.
Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, including, without limitations, forward-looking statements regarding the Company's growth plans. All of those forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to entering into, maintaining and renewing key agreements, including television and pay-per-view programming and our new network distribution agreements; the need for continually developing creative and entertaining programming; the continued importance of key performers and the services of Vincent McMahon; the conditions of the markets in which we compete and acceptance of the Company's brands, media and merchandise within those markets; our exposure to bad debt risk; uncertainties relating to regulatory and litigation matters; risks resulting from the highly competitive nature of our markets; uncertainties associated with international markets; the importance of protecting our intellectual property and complying with the intellectual property rights of others; risks associated with producing and travelling to and from our large live events, both domestically and internationally; the risk of accidents or injuries during our physically demanding events; risks relating to our film business; risks relating to increasing content production for distribution on various platforms, including the network; risks relating to new businesses generally and risks specific to the new network; risks relating to our computer systems and online operations; risks relating to the large number of shares of common stock controlled by members of the McMahon family and the possibility of the sale of their stock by the McMahons or the perception of the possibility of such sales; the relatively small public float of our stock; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends, general economic and competitive conditions and such other factors as our Board of Directors may consider relevant.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net revenues	$118.4	$115.1	$508.0	$484.0

Cost of revenues	80.4	69.2	323.0	284.4
Selling, general and administrative expenses	43.6	37.4	154.6	136.4
Depreciation and amortization	6.6	5.9	24.5	20.0
Operating income (loss)	(12.2)	2.6	5.9	43.2
Investment income, net	0.3	0.5	1.4	2.2
Interest expense	(0.5)	(0.3)	(1.7)	(1.7)
Other income (expense), net	0.5	(0.4)	(1.0)	(1.0)
Income (loss) before income taxes	(11.9)	2.4	4.6	42.7
Provision (benefit) for income taxes	(4.0)	1.8	1.8	11.3
Net income (loss)	$(7.9)	$0.6	$2.8	$31.4
Earnings (loss) per share:
Basic	$(0.11)	$0.01	$0.04	$0.42
Diluted	$(0.10)	$0.01	$0.04	$0.42
Weighted average common shares outstanding:
Basic	75.1	74.8	74.9	74.6
Diluted	75.5	75.1	75.4	75.0

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(In millions)
(Unaudited)

	As of
	December 31, 2013	December 31, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$32.9	$66.0
Short-term investments, net	76.5	86.3
Accounts receivable, net	59.6	50.7
Inventory	2.9	1.8
Deferred income taxes	12.2	14.4
Prepaid expenses and other current assets	16.1	15.3
Total current assets	200.2	234.5
PROPERTY AND EQUIPMENT, NET	133.5	102.2
FEATURE FILM PRODUCTION ASSETS, NET	16.0	23.7
TELEVISION PRODUCTION ASSETS, NET	10.8	6.3
INVESTMENT SECURITIES	8.3	5.2
OTHER ASSETS	9.7	9.5
TOTAL ASSETS	$378.5	$381.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$4.3	$—
Accounts payable and accrued expenses	47.9	49.0
Deferred income	30.1	28.6
Total current liabilities	82.3	77.6
LONG-TERM DEBT	25.4	—
NON-CURRENT INCOME TAX LIABILITIES	4.9	9.1
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock	0.3	0.3
Class B convertible common stock	0.4	0.5
Additional paid-in capital	347.0	341.7
Accumulated other comprehensive income	3.5	4.0
Accumulated deficit	(85.3)	(51.8)
Total stockholders’ equity	265.9	294.7
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$378.5	$381.4

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Year Ended
	December 31, 2013	December 31, 2012
OPERATING ACTIVITIES:
Net income	$2.8	$31.4
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Amortization and impairments of feature film production assets	19.1	8.8
Amortization of television production assets	7.0	—
Depreciation and amortization	24.5	20.0
Amortization of bond premium	2.0	2.3
Amortization of debt issuance costs	0.5	0.6
Stock-based compensation	5.5	3.8
Provision for doubtful accounts	—	2.5
Services provided in exchange for equity instruments	(0.9)	(0.4)
Loss on disposal of property and equipment	—	0.1
Provision for deferred income taxes	1.4	6.2
Other non-cash adjustments	(0.1)	(0.1)
Cash (used in)/provided by changes in operating assets and liabilities:
Accounts receivable	(9.0)	4.5
Inventory	(1.1)	(0.1)
Prepaid expenses and other assets	(2.1)	(2.8)
Feature film production assets	(9.1)	(8.9)
Television production assets	(11.5)	(6.1)
Accounts payable and accrued expenses	(6.7)	2.5
Deferred income	1.5	(1.3)
Net cash provided by operating activities	23.8	63.0
INVESTING ACTIVITIES:
Purchase of corporate aircraft and related improvements	(30.9)	—
Purchases of other property and equipment and other assets	(25.0)	(33.9)
Purchases of short-term investments	(37.0)	(19.2)
Proceeds from sales and maturities of investments	44.3	45.2
Purchase of cost method investments	(2.2)	(5.0)
Net cash used in investing activities	(50.8)	(12.9)
FINANCING ACTIVITIES:
Proceeds from the issuance of note payable	31.0	—
Repayment of long-term debt	(1.4)	(1.6)
Dividends paid	(36.0)	(35.8)
Debt issuance costs	(0.7)	—
Issuance of stock, net	0.7	0.8
Excess tax benefits from stock-based payment arrangements	0.3	—
Net cash used in financing activities	(6.1)	(36.6)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(33.1)	13.5
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	66.0	52.5
CASH AND CASH EQUIVALENTS, END OF PERIOD	$32.9	$66.0
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash (received) paid for income taxes, net of refunds	$(3.1)	$7.2
Cash paid for interest	$1.0	$0.8
NON-CASH INVESTING TRANSACTIONS:
Non-cash purchase of property and equipment	$1.7	$1.4

World Wrestling Entertainment, Inc.
Supplemental Information – Schedule of Adjustments
(In millions, except per share data)
(Unaudited)

	Three Months Ended December 31, 2013				Three Months Ended December 31, 2012
	As Reported	Film Impairment	Video Game Transition	Adjusted	As Reported	Film Impairment	Tax Benefit	Adjusted
Operating (loss)income	$(12.2)	$—	$—	$(12.2)	$2.6	$0.5	$—	$3.1

Investment, interest and other income, net	0.3	—	—	0.3	(0.2)	—	—	(0.2)

(Loss) Income before taxes	(11.9)	—	—	(11.9)	2.4	0.5	—	2.9

Benefit (Provision) for taxes	4.0	—	—	4.0	(1.8)	(0.2)	—	(2.0)

Net (loss) income	$(7.9)	$—	$—	$(7.9)	$0.6	$0.3	$—	$0.9

(Loss) Earnings per share	$(0.10)	$—	$—	$(0.10)	$0.01	$0.01	$—	$0.02

Reconciliation of Operating income to OIBDA
Operating (loss) income	$(12.2)	$—	$—	$(12.2)	$2.6	$0.5	$—	$3.1
Depreciation & amortization	6.6	—	—	6.6	5.9	—	—	5.9
OIBDA	$(5.6)	$—	$—	$(5.6)	$8.5	$0.5	$—	$9.0

Non-GAAP Measures:
We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production amortization and related impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information – Schedule of Adjustments
(In millions, except per share data)
(Unaudited)

	Year Ended December 31, 2013					Year Ended December 31, 2012
	As Reported	Film Impair-ment	Adjusted for Film Impair-ment	Video Game Transition	Adjusted	As Reported	Film Impair-ment	Tax Benefit	Adjusted
Operating income (loss)	$5.9	$11.7	$17.6	$(3.4)	$14.2	$43.2	$1.2	$—	$44.4

Investment, interest and other expense, net	(1.3)	—	(1.3)	—	(1.3)	(0.5)	—	—	(0.5)

Income before taxes	4.6	11.7	16.3	(3.4)	12.9	42.7	1.2	—	43.9

(Provision) benefit for taxes	(1.8)	(4.1)	(5.9)	1.2	(4.7)	(11.3)	(0.4)	(4.1)	(15.8)

Net income (loss)	$2.8	$7.6	$10.4	$(2.2)	$8.2	$31.4	$0.8	$(4.1)	$28.1

Earnings (loss) per share	$0.04	$0.10	$0.14	$(0.03)	$0.11	$0.42	$0.01	$(0.05)	$0.38

Reconciliation of Operating income to OIBDA
Operating income (loss)	$5.9	$11.7	$17.6	$(3.4)	$14.2	$43.2	$1.2	$—	$44.4
Depreciation & amortization	24.5	—	24.5	—	24.5	20.0	—	—	20.0
OIBDA	$30.4	$11.7	$42.1	$(3.4)	$38.7	$63.2	$1.2	$—	$64.4

Non-GAAP Measures:
We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production amortization and related impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information - Free Cash Flow
(In millions)
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net cash provided by operating activities	$11.6	$22.1	$23.8	$63.0

Less cash used for capital expenditures:
Purchase of property and equipment and other assets (excluding corporate aircraft)	(6.7)	(7.2)	(25.0)	(33.9)

Free Cash Flow	$4.9	$14.9	$(1.2)	$29.1

Non-GAAP Measure:
We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.